ADMINISTRATIVE SERVICES AGREEMENT

ADMINISTRATIVE SERVICES AGREEMENT, made as of May 15, 1992, by and between CALVERT ADMINISTRATIVE SERVICES COMPANY, a Delaware corporation having its principal place of business in Bethesda, Maryland ("CASC"), and CALVERT MUNICIPAL FUND, INC., a Maryland corporation created pursuant to Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland (the "Fund").

The parties to this Agreement, intending to be legally bound, agree with each other as follows:

1. Provision of Services. CASC hereby undertakes to provide the Fund and its Portfolios with certain administrative services that will be required in the conduct of business. Such services will include maintaining the Fund's organizational existence, preparing the Portfolio's prospectuses, preparing notices, proxy materials, reports to regulatory bodies and reports to shareholders of the Portfolios, determining the daily net asset value of shares, determining the amount of daily dividends of net investment income per share, keeping the books and records, and such other incidental administrative services as are necessary to the conduct of the Fund's affairs. The Fund hereby engages CASC to provide it with such services, or to cause such services to be provided to the Fund by third parties.

2. Scope of Authority. CASC will be at all times, in the performance of its functions under this Agreement, subject to any direction and control of the Directors of the Fund and of its officers, and to the terms of its Articles of Incorporation and Bylaws, except only that it will have no obligation to provide to the Fund any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, CASC will be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Fund any of the services contemplated herein under such terms as it deems reasonable and will have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of CASC. CASC and any of its affiliates will be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Fund hereunder; and CASC or any interested person thereof will be free to invest in any Portfolio as a shareholder, become an officer or Director of the Fund if properly elected, or enter into any other relationship with the Fund approved by the Directors in accordance with law.

CASC agrees that it will not deal with the Fund in any transaction in which CASC acts as a principal, except to the extent as may be permitted by the terms of this Agreement.

4. Recordkeeping and Other Information. CASC will, commencing on the effective date of this Agreement, create and maintain all necessary administrative records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder, as amended from time to time. All records will be the property of the Fund and will be available for inspection and use by the Fund.

5. Audit, Inspection and Visitation. CASC will make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the SEC, the Fund or any person retained by the Fund.

6. Compensation to CASC. CASC will be compensated by the Fund on a monthly basis for the services performed under this Agreement, the rate of compensation being set forth in Schedule A. CASC will not be responsible for any costs or expenses of the Fund other than those specifically assumed in Paragraph 1. Expenses incurred by CASC and not included in schedule A will be reimbursed to CASC by the Fund, as appropriate; such expenses may include expenses incidental to meetings of shareholders, taxes and corporate fees levied against the Fund or its Portfolios, expenses of printing stock certificates representing shares of the Portfolios, expenses of printing, mailing notices, proxy material, reports to regulatory bodies and reports to shareholders of the Fund, expenses of typesetting prospectuses and printing and mailing prospectuses to shareholders, and data processing expenses incidental to maintenance of books and records. Such charges are payable in full upon receipt of a billing invoice. In lieu of reimbursing CASC for expenses incurred and not included in Schedule A, the Fund may, in its discretion, directly pay any expenses.

7. Use of Names. The Fund will not use the name of CASC in any prospectus, sales literature or other material relating to the Fund or its Portfolios in any manner without prior approval by CASC; provided however, that CASC will approve all uses of its name that merely refer in accurate terms to its appointment or that are required by the SEC or a State Securities Commission; and provided, further, that in no event will such approval be unreasonably withheld. CASC will not use the name of the Fund or its Portfolios in any material relating to CASC in any manner without prior approval by the Fund; provided, however, that the Fund will approve all uses of its name or the names of its Portfolios that merely refer in accurate terms to the appointment of CASC or that are required by the SEC or a State Securities Commission; and provided, further, that in no event will the approval be unreasonably withheld

8. Security. CASC represents and warrants that, to the best of its knowledge, the various procedures and systems that CASC proposes to implement with regard to safeguarding information from loss or damage attributable to fire, theft or any other cause (including provisions for twenty-four hour a day restricted access) the Fund's books and records administered pursuant to this Agreement and CASC's records, data, equipment, facilities and other property used in the performance of its obligations under this Agreement are adequate and that it will implement them in a manner and make such changes therein from time to time as in its judgment are required for the secure performance of its obligations under this agreement.

9. Limitation of Liability. The Fund will indemnify and hold CASC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person (including a shareholder naming the Fund or any of its Portfolios as a party) other than the Fund not resulting from CASC's bad faith, willful misfeasance, reckless disregard of its obligations and duties or gross negligence arising out of, or in connection with CASC's performance of its obligations under this Agreement.

The Fund will also indemnify and hold CASC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit (except to the extent contributed to by CASC's bad faith, willful misfeasance, reckless disregard of its obligations and duties or gross negligence) resulting from the negligence of the Fund, or CASC's acting upon any instructions reasonably believed by it to have been executed or communicated by any person duly authorized by the Fund, or as a result of CASC's acting in reliance upon advice reasonably believed by CASC to have been given by counsel for the Fund, or as a result of CASC's acting in reliance upon any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

CASC's liability for any and all claims of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement, or from the performance or breach thereof, of from the design, development, lease, repair, maintenance, operation or use of data processing systems as provided for by this Agreement will in the aggregate not exceed the total of CASC's compensation under this Agreement for the six months immediately preceding the discovery of the circumstances giving rise to such liability.

In no event will CASC be liable for indirect, special, or consequential damages (even if CASC has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided for by this Agreement, including but not limited to lost profits, loss of use of accounting systems, cost of capital, cost of substitute facilities, programs or services, downtime costs, or claims of the Fund's shareholders for such damage.

10. Limitation of Fund's Liability. CASC acknowledges that it has received notice of and accepts the limitation upon the Fund's liability. CASC agrees that the Fund's obligations in any case will be limited to the Fund or its Portfolios and to the assets and that CASC will not seek satisfaction of any such obligation from the shareholders nor from any Director, officer, employee or agent of the Fund.

11. Force Majeure. CASC will not be liable for delays or errors occurring by reason of circumstances beyond CASC's control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, CASC will take reasonable steps to minimize service interruptions but will have no liability with respect thereto.

12. Amendments. CASC and the Fund will regularly consult each other regarding CASC's performance of its obligations under this Agreement. Any change in the Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the current prospectuses of the Portfolios that would require a change in CASC's obligations hereunder will be subject to CASC's approval, which will not be unreasonably withheld.

13. Duration, Termination, etc. Neither this Agreement nor any of its provisions may be changed, waived, discharged, or terminated orally, but only by written instrument which will make specific reference to this Agreement and which will be signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement will continue in effect until December 31, 1994, and thereafter as the parties may mutually agree; provided, however, that this Agreement may be terminated at any time by sixty days' written notice given by CASC to the Fund or sixty days' written notice given by the Fund to CASC; and provided further that this Agreement may be terminated immediately at any time for cause either by the Fund or CASC, in the event that such cause remains unremedied for no less that ninety days after receipt of written specification of such cause. Any termination will not affect the rights and obligations of the parties under Paragraphs 9 and 10 hereof. In the event that the Fund designates a successor to any of CASC's obligations under this Agreement, CASC will, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by CASC.

14. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement. This Agreement will be construed and enforced in accordance with and governed by the laws of Maryland. The captions in this Agreement are included for convenience only and do not define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CALVERT ADMINISTRATIVE SERVICES COMPANY

BY William M. Tartikoff

Title /s/ William M. Tartikoff

CALVERT MUNICIPAL FUND, INC.

BY Stan Sorrell

Title /s/ Stan Sorrell

AMENDMENT TO ADMINISTRATIVE SERVICES

The ADMINISTRATIVE SERVICES AGREEMENT dated January 3, 1984, by and between Calvert Administrative Services Company, a Delaware corporation ("CASC"), and Calvert Municipal Fund, Inc., a Maryland corporation (the "Fund"), is hereby amended as of this fourth day of November, 1992, by the parties so as to revise the terms of Section 9 (Limitation of Liability):

Paragraph 1 of Section 9 is revised as follows: "The Fund will indemnify and hold CASC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person (including a shareholder naming the Fund as a party) other than the Fund not resulting from CASC's negligence, or caused by errors of judgment or mistakes of law committed by CASC in a good faith effort to carry out its duties under this agreement."

Paragraphs 2 and 3 of Section 9 are hereby deleted.

This Amendment was duly approved by a majority of the Board of Directors at a meeting held on November 4, 1992.

IN WITNESS WHEREOF, the parties have caused this amendment to the Administrative Services Agreement to be signed by their respective officials, duly authorized, as of November 4, 1992.

CALVERT ADMINISTRATIVE SERVICES COMPANY

BY:__/s/ Beth Ann Roth___________________________

CALVERT MUNICIPAL FUND, INC.

BY:__/s/ Rhonda Roberson_________________________